Exhibit 4.17

ANTERO RESOURCES FINANCE CORPORATION,

as Issuer,

ANTERO RESOURCES CORPORATION,

as Parent Guarantor and Successor Company,

ANTERO RESOURCES MIDSTREAM LLC,

as Subsidiary Guarantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE,

dated as of December 31, 2013

to Indenture

dated as of November 5, 2013

5.375% Senior Notes due 2021

This First Supplemental Indenture, dated as of December 31, 2013 (this “Supplemental Indenture”), is among Antero Resources Finance Corporation, a Delaware corporation (the “Issuer”), Antero Resources Corporation, a Delaware corporation (the “Parent Guarantor” or the “Successor Company”), and Antero Resources Midstream LLC, a Delaware limited liability company (“Antero Midstream”), as Subsidiary Guarantor, and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Parent Guarantor, the Subsidiary Guarantor and the Trustee are parties to an Indenture, dated as of November 5, 2013 (the “Indenture”), providing for the issuance of an aggregate principal amount of $1,000,000,000 of 5.375% Senior Notes due 2021 of the Issuer (the “Securities”);

WHEREAS, on the date hereof Antero Resources Bluestone LLC, a Delaware limited liability company and former Guarantor, has merged with and into the Successor Company, which has survived the merger, and the Issuer has merged with and into the Successor Company, which has survived the merger (the “Merger”);

WHEREAS, pursuant to Section 4.1(a)(1) of the Indenture, the Successor Company is obligated to execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Company shall unconditionally assume all of the obligations of the Issuer under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 4.1(a)(4) of the Indenture, Antero Midstream, as the only existing Subsidiary Guarantor, is obligated to confirm by supplemental indenture that its Guarantee shall apply to the Successor Company’s obligations in respect of the Indenture and the Securities and that its Guarantee shall continue to be in effect;

WHEREAS, as a result of the Merger and the Parent Guarantor’s succession to the Issuer, Section 3.18 of the Indenture restricting the activities of the former Issuer shall have no further force or effect and may be deleted from the Indenture pursuant to Section 9.1(7) as a change that does not adversely affect the legal rights under the Indenture of any Securityholder;

WHEREAS, pursuant to Section 9.1(1), (2), (4) and (7) of the Indenture, the Trustee, the Guarantors and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to Assume Obligations of Issuer; Deletion; and Confirmation

SECTION 2.1  Agreement to Assume Obligations of Issuer.  The Successor Company hereby unconditionally assumes all obligations of the Issuer, on the terms and subject to the conditions set forth in Section 4.1 of the Indenture, and agrees to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Issuer under the Indenture. For the avoidance of doubt, the Successor Company shall also continue to be bound by all of the obligations of the Parent Guarantor under the Indenture except as otherwise provided by law.

SECTION 2.2  Deletion of Section 3.18. Section 3.18 of the Indenture is hereby deleted from the Indenture and shall have no further force or effect, and all references to such Section in the Indenture or the Notes are likewise deleted.

SECTION 2.3  Confirmation. Antero Midstream hereby confirms that its Guarantee shall apply to the Successor Company’s obligations in respect of the Indenture and the Securities and that its Guarantee shall continue to be in full force and effect.

ARTICLE III

Miscellaneous

SECTION 3.1   Notices.  All notices and other communications to the parties thereto shall continue to be given as provided in Section 12.2 of the Indenture.

SECTION 3.2   Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3   Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

2

SECTION 3.4   Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5   Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly supplemented and amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6   Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.7   Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ANTERO RESOURCES FINANCE CORPORATION
ANTERO RESOURCES CORPORATION
ANTERO RESOURCES MIDSTREAM LLC

By:	/s/ Alvyn A. Schopp
Alvyn A. Schopp
Chief Administrative Officer and Regional Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Patrick Giordano
Vice President

Signature Page to Supplemental Indenture